EXHIBIT 99.1


                        TEXACO REPORTS STRONG RESULTS;
                        ------------------------------
                THIRD QUARTER 1997 EARNINGS TOTAL $490 MILLION
                ----------------------------------------------

FOR IMMEDIATE RELEASE:  TUESDAY,  OCTOBER  21,  1997.
----------------------------------------------------
         WHITE PLAINS, N.Y., Oct. 21 - Significantly improved downstream results and upstream production gains were key contributors to strong third quarter 1997 earnings, Texaco Chairman and Chief Executive Officer Peter Bijur reported today.
         Texaco's total reported net income for the third quarter of 1997 was $490 million, or $.91 per share. Net income for the third quarter of 1996 was $434 million, or $.80 per share. For the first nine months of 1997, total reported net income was $2,041 million, or $3.84 per share, as compared with $1,509 million, or $2.81 per share, for the first nine months of 1996. Per share amounts reflect the two-for-one stock split, effective September 29, 1997. Commenting on the third quarter 1997, Bijur highlighted the following:
              o  Net income rose 13 percent to $490 million.
              o  Worldwide production rose three percent.
              o  Branded gasoline sales in the U. S. increased six percent.
              o  Quarterly dividend increased six percent to $.45 per share.
              o  Year-to-date  capital  and  exploratory  expenditures  grew  34 percent to $3.0 billion.

         Bijur further stated, "The solid third quarter performance reflects the momentum we are building at Texaco. Downstream earnings significantly improved in the third quarter this year. Increased refinery throughput and higher gasoline sales volumes complimented higher margins. Upstream earnings for the third quarter were below last year due to the impacts of lower crude prices and higher exploratory activities. However, these factors were partially offset by higher production in the Partitioned Neutral Zone, the addition of production from the U.K. Captain field and higher U.S. natural gas prices."
         Bijur also pointed to two major upstream initiatives announced during the third quarter which demonstrate Texaco's commitment to enhance shareholder value. "We continue our efforts to strengthen our competitive position in the global energy market. We acquired a 20 percent interest in the giant Karachaganak field in Kazakstan and announced plans to acquire the California heavy oil producer, Monterey Resources, Inc. Each will add significantly to our growing worldwide production and reserve base." He also stated, "Our two-for-one stock split and the six percent quarterly common stock dividend increase are further evidence of our continued confidence in our ability to grow earnings and cash flow."

                                   - more -

         Bijur concluded, "We launched our `Texaco. A World of Energy' advertising campaign that will capitalize on the relentless drive, commitment and creativity of Texaco employees. This campaign and our new eight year sponsorship of the U.S. Olympic team will strengthen our efforts to position Texaco as a world-class, global energy company."
         For the first nine months of 1997, net income before special items was $1,422 million, or $2.65 per share, as compared with $1,285 million, or $2.38 per share, for the first nine months of 1996.


                                                               Third Quarter                     Nine Months
                                                               -------------                     -----------
Texaco Inc. (Millions):                                       1997         1996              1997            1996
-----------------------------------------------------------------------------------------------------------------
Net income before special items                               $490        $434              $1,422        $1,285
                                                              ----        ----              ------        ------
Gains on major asset sales                                       -           -                 174           224
Financial reserves for various issues                            -           -                 (43)            -
Tax issues                                                       -           -                 488             -
                                                              ----        ----              ------        ------
                                                                 -           -                619            224
                                                              ----        ----              ------        ------
Total reported net income                                     $490        $434              $2,041        $1,509
                                                              ====        ====              ======        ======
-----------------------------------------------------------------------------------------------------------------


           The following functional analysis includes details on special items.

ANALYSIS OF OPERATING EARNINGS
       EXPLORATION AND PRODUCTION

                                                                   Third Quarter                 Nine Months
                                                                   -------------                 -----------
UNITED STATES (Millions):                                        1997         1996             1997         1996
-------------------------------------------------------------------------------------------------------------------

Operating earnings before special items                          $232          $  262          $775           $ 772
Special items                                                       -               -           (43)              -
                                                                -----          ------        ------           -----
Total operating net income                                       $232            $262          $732            $772
-------------------------------------------------------------------------------------------------------------------

         In the U.S. upstream, third quarter 1997 earnings were below last year's level as the benefits of higher natural gas prices could not offset lower crude oil prices and higher operating expenses associated with increased activities. Average realized crude oil and natural gas prices for the third quarter of 1997 were $16.56 per barrel and $2.13 per thousand cubic feet (MCF); $1.37 per barrel lower and $.11 per MCF higher than 1996. Ample worldwide supply levels led to the weaker crude oil prices.
         Earnings before special items for nine months of 1997 were slightly above 1996. Higher realized commodity prices offset lower gas trading results and higher expenses associated with increased operating and exploratory activities. Average realized crude oil and natural gas prices for nine months of 1997 were $17.71 per barrel and $2.28 per MCF; $.47 per barrel and $.20 per MCF higher than 1996. Production gains from new and existing fields, particularly in the Gulf of Mexico and Louisiana, offset declines from maturing fields.

                                    - more -

         Results for 1997 included a second quarter special charge of $43 million for the establishment of financial reserves for royalty and severance tax issues.

                                                                     Third Quarter               Nine Months
                                                                     -------------               -----------
INTERNATIONAL (Millions):                                          1997         1996           1997         1996
-------------------------------------------------------------------------------------------------------------------
Operating earnings before special items                            $103         $132          $338           $365
Special items                                                         -            -           161              -
                                                                   ----         ----          ----           ----
Total operating net income                                         $103         $132          $499           $365
-------------------------------------------------------------------------------------------------------------------

         In the international upstream, third quarter and nine months 1997 earnings before special items were below 1996 levels. Improved production only partly offset the cost of Texaco's expanded exploration programs, lower gas trading results in the U.K. and lower crude prices. Average realized crude oil prices were $16.88 per barrel for the third quarter and $17.79 per barrel for the nine months 1997; $2.55 and $.85 per barrel below 1996 prices.
         Production in 1997 increased 10 percent over last year. New production from the Captain field in the U.K. North Sea and record production in the Partitioned Neutral Zone contributed to the increase. Also, new activities coming onstream late in 1996 in the Bagre field offshore Angola and in the Danish North Sea led to higher liquids production this year. Natural gas production in 1997 benefited from a full nine months of operations at the Dolphin field in Trinidad and from the Chuchupa "B" field in Colombia.
         Results for the third quarter and nine months of 1997 included noncash currency benefits of $13 million and $26 million, due to the weakening of the Pound Sterling versus the U.S. dollar relating to deferred income taxes, compared to minimal charges in 1996.
         Results for 1997 included second quarter special gains of $161 million from the sales of a 15 percent interest in the Captain field in the U.K. North Sea, an interest in Canadian gas properties and an interest in an Australian pipeline system.

         MANUFACTURING, MARKETING AND DISTRIBUTION

                                                                    Third Quarter                 Nine Months
                                                                    -------------                 -----------
UNITED STATES (Millions):                                         1997         1996            1997         1996
--------------------------------------------------------------------------------------------------------------------
Operating earnings before special items                           $132          $94               $225          $242
Special items                                                        -            -                 13             -
                                                                  ----          ---               ----          ----
Total operating net income                                        $132          $94               $238          $242
--------------------------------------------------------------------------------------------------------------------

         In the U.S. downstream, strong gasoline demand bolstered third quarter 1997 margins. Gulf Coast sour crude cracking margins also were higher in the third quarter of 1997, maintaining the strength shown throughout the year. Improved refinery operations and higher gasoline sales volumes also benefited 1997 results.

                                    - more -

         During the first nine months of 1997, Gulf Coast sour crude cracking margins were higher than last year. However, weaker West Coast margins in the first half of the year contributed to the lower earnings for the nine months of 1997 versus the same period in 1996. Last year, regional refining problems and new California gasoline formulation requirements caused a supply disruption resulting in margin increases that peaked in the second quarter of 1996. In 1997, competitive pressures and increased costs dampened West Coast margins; however, third quarter margin increases resulted in a modest recovery. Additionally, the impact of refinery fires late in 1996 and early 1997 at the Los Angeles, California, refinery resulted in property damage and processing unit downtime in the first quarter of 1997. Lower crude oil trading margins and clean-up costs from the May pipeline break in Lake Barre, Louisiana, also contributed to the decline in 1997 earnings.
         Results for 1997 included a second quarter special gain of $13 million from the sale of credit card operations.

                                                                   Third Quarter                 Nine Months
                                                                   -------------                 -----------
INTERNATIONAL (Millions):                                         1997         1996            1997       1996
---------------------------------------------------------------------------------------------------------------
Operating earnings before special items                           $134          $37            $370        $209
Special items                                                        -            -               -         224
                                                                  ----          ---            ----        ----
Total operating net income                                        $134          $37            $370        $433
---------------------------------------------------------------------------------------------------------------

         In the international downstream, the strong 1997 earnings before special items reflected higher manufacturing and marketing results. The refining segment experienced improved margins and lower expenses. Improved U.K. marketing results reflected a recovery from significantly depressed 1996 margins. Increased sales volumes and stronger marketing margins in Latin America also contributed to the higher earnings. Lower results in Scandinavia, primarily from competitive pressures in the Norwegian marketplace, partly offset these improvements.
         In the Caltex area of operations, third quarter and nine months 1997 benefited from higher earnings in Korea through improved petrochemical results, refining margins and higher refined product sales. Currency devaluations, notably in Thailand, Malaysia and the Philippines, have caused an erosion in third quarter marketing margins due to the inability to fully recover feedstock costs. Prices are being raised to restore margins as quickly as market forces and regulations permit. In the third quarter, favorable balance sheet currency translations caused by the devaluations more than offset related product margin declines.
         Results for 1996 included a second quarter special gain of $224 million for Caltex's sale of its interest in a Japanese affiliate, including the tax on the portion of the sale proceeds distributed to the shareholders.

                                    - more -

CORPORATE/NONOPERATING RESULTS

                                                                    Third Quarter                   Nine Months
                                                                    -------------                   -----------
(Millions):                                                       1997          1996              1997       1996
-----------------------------------------------------------------------------------------------------------------
Results before special items                                      $(114)        $(97)            $(302)    $(314)
Special items                                                         -            -               488         -
                                                                  -----         ----             -----     -----
Total corporate/nonoperating                                      $(114)        $(97)            $ 186     $(314)
-----------------------------------------------------------------------------------------------------------------

         During the third quarter 1997, corporate expenses increased with the introduction of the new advertising campaign.
         Comparative nine months 1997 results benefited from reduced interest expense due to lower debt levels and slightly lower interest rates. Additionally, 1997 included higher gains on sales of marketable securities held for investment by insurance operations.
         Results for nine months 1997 included a first quarter special benefit of $488 million associated with the "Aramco Advantage" U.S. tax case.

CAPITAL AND EXPLORATORY EXPENDITURES
         Capital and exploratory expenditures, including equity in such expenditures of affiliates, were $3,023 million for the first nine months of 1997, as compared to $2,252 million for the same period of 1996.
         Increased U.S. exploration and production expenditures in 1997 reflected the continued focus on strategic projects both onshore and offshore, especially in the deepwater Gulf of Mexico. Platform construction and development drilling is underway in the Petronius and Arnold fields while delineation drilling continues in the Fuji and Gemini prospects. Additionally, enhanced oil recovery efforts in California and drilling and development programs in the traditional offshore shelf area and onshore increased investments. Construction continued during the third quarter on a jointly-owned natural gas pipeline and processing complex in the Gulf Coast area.
         Internationally, exploration and production expenditures in 1997 were 30 percent higher than last year. During the third quarter 1997, Texaco acquired a 20 percent interest in Kazakstan's giant Karachaganak oil and gas field. One of the largest oil and gas fields in the world, the Karachaganak field holds huge quantities of recoverable reserves. Development work in Indonesia continued, including expenditures for enhanced oil recovery installations. In the U.K., North Sea activities in the Galley and Mariner fields moved forward while work in the Erskine field neared completion with start-up production expected shortly. Exploration activities expanded with significant spending in China, Indonesia and Nigeria.

                                    - more -

         Downstream expenditures outside the U.S. showed a significant increase in marketing investments for facilities and service station reimaging throughout the Asia-Pacific area by Texaco's affiliate, Caltex Petroleum Corporation. Marketing investments throughout Latin America also increased as compared to 1996.


                                     - xxx -



CONTACTS:             Chris Gidez               914-253-4042
                      Cynthia Michener          914-253-4743
                      Faye Cox                  914-253-7745
                      Ken Sniffen               914-253-4114












Additional   Texaco   information  is  available  on  the  World  Wide  Web  at:
http://www.texaco.com

                                                                  Third Quarter                 Nine Months
                                                                  -------------                 -----------
                                                                1997         1996           1997(a)       1996(a)
                                                                ----         ----           -------       -------
FUNCTIONAL NET INCOME ($000,000)
--------------------------------
Operating Earnings
    Petroleum and natural gas
       Exploration and production
          United States                                    $  232       $  262              $  732       $  772
          International                                       103          132                 499          365
                                                           ------       ------              ------       ------
              Total                                           335          394               1,231        1,137
                                                           ------       ------              ------       ------

       Manufacturing, marketing and
       distribution
          United States                                       132           94                 238          242
          International                                       134           37                 370          433
                                                           ------       ------              ------       ------
              Total                                           266          131                 608          675
                                                           ------       ------              ------       ------

              Total petroleum and natural gas                 601          525               1,839        1,812

    Nonpetroleum                                                3            6                  16           11
                                                           ------       ------              ------       ------
              Total operating earnings                        604          531               1,855        1,823

Corporate/Nonoperating                                       (114)         (97)                186         (314)
                                                           ------       ------              ------       ------

                 Total net income                          $  490       $  434              $2,041       $1,509
                                                           ======       ======              ======       ======

Net income per common share (dollars)(b)                   $  .91       $  .80              $ 3.84       $ 2.81

Average number of common shares
    outstanding for computation
    of earnings per share (000,000)(b)                      520.7        521.5               520.4        521.5


Provision for income taxes included in total
    net income above                                       $  270       $  348              $  411       $  968



(a) Includes special items as detailed in this release.
(b) Reflects two-for-one stock split effective 9/29/97.


                                      - 8 -

                                                              Third Quarter                    Nine Months
                                                              -------------                    -----------
OTHER FINANCIAL DATA ($000,000)                             1997         1996               1997          1996
-------------------------------                            ------       ------            ---------     --------
Revenues                                                   $11,093      $11,097             $34,618      $32,629

Total assets as of September 30                                                             $26,815      $25,696

Stockholders' equity as of September 30                                                     $11,617      $10,236

Total debt as of September 30                                                               $ 5,637      $ 5,628

Capital and exploratory expenditures
    (includes equity in affiliates)
       Exploration and production
          United States                                    $   491      $   273             $ 1,272      $   894
          International                                        444          312                 990          762
                                                           -------      -------             -------      -------
              Total                                            935          585               2,262        1,656
                                                           -------      -------             -------      -------

       Manufacturing, marketing and
       distribution
          United States                                         94           78                 246          234
          International                                        178          144                 486          345
                                                           -------      -------             -------      -------
              Total                                            272          222                 732          579
                                                           -------      -------             -------      -------

       Other                                                    18            8                  29           17
                                                           -------      -------             -------      -------
              Total                                        $ 1,225      $   815             $ 3,023      $ 2,252
                                                           =======      =======             =======      =======

Texaco Inc. and subsidiary companies
       Exploratory expenses included above:
          United States                                    $    46      $    45             $   122      $   112
          International                                         68           39                 184          131
                                                           -------      -------             -------      -------
              Total                                        $   114      $    84             $   306      $   243
                                                            =======      =======             =======      =======

Dividends paid to common stockholders                      $   235      $   222             $   676      $   638

Dividends per common share (dollars)(b)                    $   .45      $  .425             $  1.30      $ 1.225

Dividend requirements for preferred
    stockholders                                           $    14      $    14             $    42      $    43

(b) Reflects two-for-one stock split effective 9/29/97.

CONDENSED CONSOLIDATED
----------------------
  BALANCE SHEET ($000,000)
  ------------------------
                                                                                         As Of
                                                                         ------------------------------------
                                                                          September 30,          December 31,
                                                                               1997                  1996
                                                                         ----------------        ------------
                                                                           (Unaudited)
ASSETS
------
Current Assets
    Cash and cash equivalents                                            $   451                   $   511
    Other current assets                                                   5,867                     7,154
                                                                         -------                   -------
          Total current assets                                             6,318                     7,665

Investments and Advances                                                   5,439                     4,996
Net Properties, Plant and Equipment                                       14,093                    13,411
Deferred Charges                                                             965                       891
                                                                         -------                   -------
          Total                                                          $26,815                   $26,963
                                                                         =======                   =======


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities
    Short-term debt                                                      $   521                   $   465
    Other current liabilities                                              5,023                     5,719
                                                                         -------                   -------
          Total current liabilities                                        5,544                     6,184

Long-Term Debt and Capital Lease Obligations                               5,116                     5,125
Deferred Income Taxes                                                        808                       795
Other Noncurrent Liabilities                                               3,081                     3,829
Minority Interest in Subsidiary Companies                                    649                       658
Stockholders' Equity                                                      11,617                    10,372
                                                                         -------                   -------
          Total                                                          $26,815                   $26,963
                                                                         =======                   =======

                                     - 10 -

                                                                 Third Quarter                 Nine Months
                                                                 -------------                 -----------
OPERATING DATA - INCLUDING                                      1997         1996           1997          1996
--------------------------                                    ---------    ---------      ---------     ------
    INTERESTS IN AFFILIATES
    -----------------------

    Exploration and Production
    --------------------------

    United States
    -------------
       Net production of crude oil and
          natural gas liquids (000 BPD)                            391          393             387          388
       Net production of natural gas -
          available for sale (000 MCFPD)                         1,722        1,708           1,686        1,680
       Total net production (000 BOEPD)                            678          678             668          668

       Natural gas sales (000 MCFPD)                             3,312        3,059           3,570        3,100
       Natural gas liquids sales
          (including purchased LPGs) (000 BPD)                     189          191             189          208

       Average U.S. crude (per bbl.)                            $16.56       $17.93           $17.71      $17.24
       Average U.S. natural gas (per mcf)                       $ 2.13       $ 2.02           $ 2.28      $ 2.08
       Average WTI (Spot) (per bbl.)                            $19.78       $22.41           $20.83      $21.30
       Average Kern (Spot) (per bbl.)                           $14.30       $14.41           $14.81      $14.92

    International
    -------------
       Net production of crude oil and
          natural gas liquids (000 BPD)
              Europe                                               118          115             116          115
              Indonesia                                            150          146             148          143
              Partitioned Neutral Zone                              97           79              94           75
              Other                                                 64           65              67           62
                                                               -------      -------          ------       ------
                 Total                                             429          405             425          395
       Net production of natural gas -
          available for sale (000 MCFPD)
              Europe                                               176          162             197          182
              Colombia                                             190          124             168          117
              Other                                                 79           77              88           66
                                                               -------      -------          ------       ------
                 Total                                             445          363             453          365
       Total net production (000 BOEPD)                            503          466             501          456

       Natural gas sales (000 MCFPD)                               536          450             562          456
       Natural gas liquids sales
          (including purchased LPGs) (000 BPD)                     107           74              98           95

       Average International crude (per bbl.)                   $16.88       $19.43          $17.79       $18.64
       Average U.K. natural gas (per mcf)                       $ 2.55       $ 2.55          $ 2.68       $ 2.56
       Average Colombia natural gas (per mcf)                   $  .95       $  .97          $ 1.04       $  .94


                                                                 Third Quarter                 Nine Months
                                                                 -------------                 -----------
OPERATING DATA - INCLUDING                                      1997         1996           1997          1996
--------------------------                                    ---------    ---------      ---------     ------
    INTERESTS IN AFFILIATES
    -----------------------

    Manufacturing, Marketing and Distribution
    -----------------------------------------

    United States
    -------------
       Refinery input (000 BPD)
          Subsidiary                                               420          417             415          405
          Affiliate - Star Enterprise                              339          325             334          320
                                                                 -----        -----           -----        -----
              Total                                                759          742             749          725

       Refined product sales (000 BPD)
          Gasolines                                                525          515             511          499
          Avjets                                                   103          122              95          127
          Middle Distillates                                       222          217             217          214
          Residuals                                                102           70              82           65
          Other                                                    109          132             115          133
                                                                 -----        -----           -----        -----
              Total                                              1,061        1,056           1,020        1,038

    International
    -------------
       Refinery input (000 BPD)
          Europe                                                   329          334             337          336
          Affiliate - Caltex                                       379          340             400          368
          Latin America/West Africa                                 60           68              59           64
                                                                 -----        -----           -----        -----
              Total                                                768          742             796          768

       Refined product sales (000 BPD)
          Europe                                                   508          496             496          481
          Affiliate - Caltex                                       545          555             564          602
          Latin America/West Africa                                440          408             408          397
          Other                                                     66           39              62           61
                                                                 -----        -----           -----        -----
              Total                                              1,559        1,498           1,530        1,541